EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We consent to the use in this Registration Statement on Form S-11 of our report dated January 10, 2006 relating to the consolidated balance sheet of NNN Apartment REIT, Inc. as of January 10, 2006 (date of inception) appearing the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
January 10, 2006